ATLANTIS INVESTMENT MANGEMENT (H.K.) LTD.

ATLANTIS INVESTMENT MANAGEMENT LTD.

RULE 204A-1 CODE OF ETHICS

Personal Securities Transactions Policy

Directorships and Outside Business Activities Policy

and

Policy Statement on Insider Trading

ATLANTIS INVESTMENT MANAGEMENT (H.K.) LTD. ATLANTIS INVESTMENT MANAGEMENT LTD.

CODE OF ETHICS

Atlantis Investment Management (H.K.) Ltd. and Atlantis Investment Management Ltd. (collectively “Atlantis”) have adopted this Code of Ethics (“Code”) in compliance with the requirements of the U.S. Federal Securities Laws as applicable to registered investment advisers to separately managed accounts and unregistered pooled investment vehicles. Each registered investment adviser is required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of its Supervised Persons and requires those Supervised Persons to comply with the Federal Securities Laws.

In addition to the general policies set forth by the Code with respect to the ethical obligations of Atlantis and its supervised persons, the Code contains specific Personal Securities Transaction Policies designed to ensure that our personal and proprietary investing activities do not interfere

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with the best interests of our Clients and a Policy Statement on Insider Trading and related procedures designed to prevent the misuse of material, non-public information.1

If the CCO determines that a material violation of this Code has occurred, he will promptly report the violation, and any associated action(s), to Atlantis’s senior management.  If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Atlantis will report its findings to the Mutual Fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

[1]	Atlantis also maintains additional compliance policies and procedures adopted pursuant to Rule 206(4)-7 under the Advisers Act. Whether or not a particular procedure is listed, Atlantis and its Supervised Persons are required to comply with all relevant compliance policies and procedures.

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Provisions of General Applicability

1.	Standards of Business Conduct

When our Clients invest money through us, they look to us as their fiduciary. We value the confidence and trust placed in us by our Clients, including individual accounts as well as unregistered pooled investment vehicles managed by Atlantis and, as relevant, investors in such vehicles (collectively, “Clients”) and believe that our reputation for integrity and professionalism is a vital business asset. We seek to protect that reputation. To further that goal, we have adopted and implemented policies and procedures (including this Code) to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

As a fiduciary, Atlantis has affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount and must always come before our personal interests. Our Access Persons and Supervised Persons are also expected to behave as fiduciaries with respect to our Clients. This means that each must render disinterested advice, protect Client assets (including non-public information about a Client or a Client’s account) and act always in the best interest of our Clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons must not:

•	employ any device, scheme or artifice to defraud a Client;

•	make to a Client any untrue statement of material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Client;

•	engage in any manipulative practice with respect to a Client;

•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, we have adopted and agreed to be governed by the provisions of this Code in addition to any other applicable compliance policies and procedures maintained by Atlantis. However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and other applicable compliance procedures.

Should you have any doubt as to whether this Code applies to you, you should contact the CCO.

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2.	Definitions

As used in the Code, the following terms have the following meanings:

A.	Access Persons include (1) any director or officer of Atlantis; (2) any Supervised Person of Atlantis who: (a) has access to non-public information regarding any clients’ purchase or sale of securities or (b) is involved in making securities recommendations to clients or who has access to such recommendations as are non-public; and (3) any other person who the CCO determines to be an Access Person.

The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons on Exhibit C, as it may be amended from time to time.

B.	AIM(HK)L means Atlantis Investment Management (Hong Kong) Limited.

C.	Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

D.	Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be “beneficial ownership” as used in Rule 16a-1(a)(2) under Section 16 of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required by the Personal Securities Transactions Policies contained in this Code may include a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

E.	Chief Compliance Officer or CCO means Atlantis’s Chief Compliance Officer as designated on Form ADV Part 1, Schedule A, or, where specified, the CCO’s designee, currently being the COO, as applicable.

F.	Chief Operating Officer or COO means Atlantis’s Chief Operating Officer, currently Irene Fung, acting as designated compliance officer in respect of Atlantis Investment Management (Hong Kong) Limited;.

G.	Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Investment Company Act of 1940, as amended; (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and

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investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

H.	Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

I.	Limited Offering means an offering that is exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. For greater clarity, Limited Offerings of securities issued by any private collective investment vehicle or unregistered hedge fund advised by Atlantis are included within the term Limited Offering.

J.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

K.	Reportable Security means any security as defined in Advisers Act Section 202(a)(18) except: (1) direct obligations of the government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; and (4) shares issued by unit investment trusts that are invested exclusively in one or more mutual funds.[2] For greater clarity, and to ease administration of the Code, shares of any exchange traded fund (“ETF”) (regardless of its form of organization, investment adviser or sub-adviser or principal underwriter) shall be considered to be Reportable Securities for all purposes under this Code.

L.	Supervised Person of Atlantis means any director, officer or employee of Atlantis; and any other person who provides investment advice on behalf of Atlantis and is subject to the supervision and control of Atlantis. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

3.	General Policies and Restrictions

A.	Gifts. Access Persons must not accept gifts in contravention of Atlantis’s stated gifts policies. Gifts accepted in violation of this policy shall be forfeited, if practicable, and/or dealt with in any manner determined by the CCO to be appropriate and in the best interests of our Clients.

B.	Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary

[2]	If, in the future, Atlantis or an affiliate should serve as adviser, sub-adviser or principal underwriter to a mutual fund (a US retail fund registered with the SEC), interests in that mutual fund or in any unit investment trust investing in that mutual fund will be Reportable Securities.

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duties and applicable law. Access Persons must comply with relevant provisions of our compliance policies and procedures designed to detect, prevent and mitigate such conflicts.

C.	Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Chinese Wall” procedures may be utilized to avoid potential conflicts of interest.

D.	Reporting Violations. Any Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or in respect of AIM(HK)L, his/her designee, the COO. To the extent that such reports are provided to the COO as designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Supervised Persons may make these reports anonymously and no adverse action shall be taken against a Supervised Person making such a report in good faith.

E.	Waivers. The CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

F.	Application of Code to CCO. No Supervised Person may pre-clear his or her own trades, review his or her own reports or approve his or her own exemptions from this Code. When such actions are to be undertaken with respect to the CCO, a director will perform such actions as are required of the CCO under the Code.

4.	Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall make the certification contained in Exhibit F. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code-related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons attending.

5.	Review of Reports Required by the Code

A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or in respect of AIM(HK)L, his/her designee, the COO, on a periodic basis.

B.	Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “major” to the Board with a recommendation of such action to be taken against any individual

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who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he or she deems to be appropriate. However, sanctions more severe than a warning must be approved by the Board.

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.	Sanctions for violations of the Code include verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CEO.

6.	Recordkeeping and Review

This Code, any written prior approval for a Reportable Securities transaction given pursuant to Atlantis’s Personal Securities Transactions Policies, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with Atlantis’s records, as appropriate, for the periods and in the manner required by Rule 204-2 under the Advisers Act. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Amendments to this Code shall be distributed as described in Section 4.

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PERSONAL SECURITIES TRANSACTIONS POLICY

The personal investing activities of all Access Persons shall be conducted in a manner that shall avoid actual or potential conflicts of interest with Clients. Each Access Person shall be alert to any potential conflicts of interest that may arise in conducting affairs for personal reasons and on behalf of Clients. Personal interests shall not interfere with the application of unbiased and objective judgment to the management of client portfolios. Each Access Person shall ensure that securities transactions undertaken on behalf of clients are given priority over any personal securities transactions in employee accounts.

For the purposes of this Personal Securities Transactions Policy, employee accounts include every account in which the employee has (1) a direct or indirect financial interest, (2) the power to vote securities, or (3) the power to dispose of securities. The following accounts are generally treated as beneficially owned by the Access Person:

•	Accounts of the Access Person
•	Accounts of the Access Person’s spouse (or other person with whom the Access Person maintains a similar relationship)
•	Accounts of the Access Person’s children or dependents who reside with, or are primarily supported by, the Access Person

•	Accounts in which the Access Person otherwise has a beneficial interest, including private collective investment vehicles (whether or not managed by Atlantis) in which the Access Person maintains a significant ownership interest

These procedures are designed to satisfy the requirements of Rule 204A-1 and to enable Atlantis to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons. If any Access Person is uncertain about the application of Atlantis’s Personal Securities Transactions Policy or potential conflicts of interest regarding this policy, the Access Person should discuss such concerns with the CCO.

1.	Substantive Restrictions

A.	IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval by the CCO or in respect of AIM(HK)L, his/her designee, the COO. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Atlantis. Once pre-approval has been granted, the pre-approved transaction must be executed within fourteen (14) days. An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s

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securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

B.	Forfeitures. Any profits derived from transactions in violation of paragraph A, above, shall be forfeited and may be paid to one or more Clients for the benefit of the Client(s) if such a payment is determined by the CCO to be appropriate under the circumstances or to a charity determined by the CCO.

C.	Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

D.	Prohibition on Self-Clearance. No Supervised Person may pre-clear his or her own trades, review his or her own required reports or otherwise serve as the final point of review of his or her own actions. To the extent that this Code requires action by the CCO and the CCO also engages in personal securities transactions, the CCO’s responsibilities under this Code shall be carried out by another designated person with respect to any personal securities transactions of the CCO.

2.	Pre-clearance and Reporting Procedures

A.	Pre-clearance. Directors, officers and employees of Atlantis shall comply with applicable pre-clearance requirements attached to the Code as Appendix 1.

B.	Required Reports.

(1)	Initial and Annual Holdings Reports. Each Access Person must submit to the CCO or in respect of AIM(HK)L, his/her designee, the COO, a report in the form attached as Exhibit A: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a)	the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even

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those accounts which hold only non-Reportable Securities, must be included); and

(c)	the date the Access Person submits the report.

(2)	Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO or in respect of AIM(HK)L, his/her designee, the COO, covering all transactions in non-excepted Reportable Securities in the form attached as Exhibit B.

Transactions reports must contain the following information:

(a)	the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

C.	Exceptions to Reporting Requirements. The reporting requirements of Section 2.B. apply to all transactions in Reportable Securities other than:

(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.

D.	Duplicate Statements and Confirms. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO or in respect of AIM(HK)L, his/her designee, the COO, at the same time

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they are mailed or furnished to such Access Person (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and (2) copies of periodic statements with respect to the account.

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DIRECTORSHIPS AND OUTSIDE BUSINESS ACTIVITIES POLICY

The external directorships and material outside business activities of all Access Persons shall be conducted in a manner that shall avoid actual or potential conflicts of interest with Clients. Each Access Person shall be alert to any potential conflicts of interest with the interests of Clients that may arise in conducting any outside business affairs. Outside business interests shall not interfere with the application of unbiased and objective judgment to the management of Client portfolios. Each Access Person shall ensure that the interests of Clients are given priority over any outside directorships or other outside business activities.

Access Persons are not permitted to serve on the board of directors or board committees or hold a position of comparable responsibility or seniority, at any organization without prior authorization by the CCO or in respect of AIM(HK)L, his/her designee, the COO. Authorization will be based upon a determination that the board or other service would be consistent with the interests of Atlantis and its Clients.

If any Access Person is uncertain about the application of Atlantis’s Directorships and Outside Business Activities Policy or potential conflicts of interest regarding this policy, the Access Person should discuss such concerns with the CCO.

Pre-clearance

Access Persons must seek and obtain from the CCO or in respect of AIM(HK)L, his/her designee, the COO, prior permission before taking up any directorship (or other equivalent or senior positions of responsibility) at any organization.

Requests for permission should be submitted in writing to the CCO or in respect of AIM(HK)L, his/her designee, the COO, on a “Form 18: Request for Approval of Outside Business Activities” (Exhibit D).

If such directorship(s) (or other equivalent or senior positions of responsibility) are held prior to becoming an Access Person, such person must inform the CCO or in respect of AIM(HK)L, his/her designee, the COO, on “Form 8: Disclosure of Directorships and other Business Interests” (Exhibit E) promptly upon becoming an Access Person and seek approval on “Form 18: Request for Approval of Outside Business Activities” (Exhibit D) before continuing with his duties in respect of Clients of Atlantis.

If the CCO or in respect of AIM(HK)L, his/her designee, the COO, approves a request, he/she will endorse this consent at the bottom of Form 18 and return it to the Access Person (having taken a copy for Atlantis’s own records).

Failure to obtain appropriate authorization for outside directorships or other relevant business interests is a serious breach of Atlantis’s rules. If you fail to obtain pre-clearance, you may be required to resign from that directorship or other position and face serious consequences in respect of your employment at Atlantis.

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If you have any doubt as to whether the pre-clearance requirement applies to a particular directorship or business activity, please check with the CCO or COO before accepting any position.

Approved Outside Business Activities

If an Access Person has sought and obtained approval to accept an outside directorship or other business interest, he agrees to inform the CCO and COO of any changes to the following information submitted on Form 18:

•	The name and address of the organization;

•	The organization’s primary purpose;

•	Whether the organization is a publicly traded company (and its stock symbol);

•	The person’s role within the organization;

•	The compensation that he receives;

•	Any relationships between Atlantis and the organization, or any conflicts of interest he/she perceives regarding the outside business activity; and

•	Any other employees (or former employees) he or she knows to be officers or directors of the organization;

The Access Person also agrees to:

•	Notify the organization in question that potential conflicts of interest could arise in relation to their service as a board member, and in that in such instances he/she is required to recuse himself/herself from voting on such matters;

•	Be subject to “Chinese Wall” procedures in respect of their duties at Atlantis, including but not limited to:

o	physical separation from other Atlantis personnel, with the exception of involvement in necessary management reporting, training and other administrative duties, in order to restrict the dissemination of information between the Access Person in question and other Atlantis personnel;

o	systems segregation, i.e. limiting computer access of the Access Person to the systems of other Atlantis personnel and vice versa;

o	restricted access to internal, confidential Atlantis data and research; and

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o	if appropriate, removal from certain Atlantis internal email distribution lists, as determined by the CCO or COO.

•	Treat information obtained during the course of their outside business activities as material, non-public information, which must not be shared with other Atlantis personnel, unless communication of such information has been specifically approved by the CCO.

•	Adhere to the Insider Trading policies and procedures of Atlantis and, if relevant, the organization in question, and not transfer any non-public information between Atlantis and the organization;

•	Avoid involvement in any arrangement between Atlantis and the organization, and recuse himself/herself of voting, or any other involvement, on such matters; and

•	Recuse himself/herself from voting, or any other involvement, on any matter that would be detrimental to Atlantis’s Clients.

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POLICY STATEMENT ON INSIDER TRADING

Atlantis and its directors, officers, employees, consultants, public accountants, attorneys, and underwriters will comply with the restrictions of Rule 10b-5 under the Exchange Act and the U.S. Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) with regard to buying and selling securities. In addition, Section 204A of the Advisers Act requires Atlantis, as a registered investment adviser, to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material non-public information in violation of the Advisers Act and the Exchange Act.

It is the policy of Atlantis to prohibit any director, employee, consultant acting in a similar capacity, or other person associated with Atlantis from trading, either personally or on behalf of clients, including all client assets managed by Atlantis, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Our Policy Statement on Insider Trading applies to every employee or other person associated with Atlantis (i.e., Supervised Persons) and extends to activities within and outside their duties with Atlantis. Every Supervised Person must read and retain this policy statement. Any questions regarding our Policy Statement on Insider Trading or the compliance procedures should be referred to the CCO.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)         trading by an insider, while in possession of material non-public information; or

(2)         trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

(3)         communicating material non-public information to others.

It bears emphasis that the prohibition applies if a person is in possession of material non-public information with respect to an issuer. Further, Rule 10b5-1 under the Exchange Act provides that a purchase or sale of a security of an issuer is made “on the basis of” material non-public information if the person making the purchase or sale was aware of the material non-public information when the person made the purchase or sale. Rule 10b-5 sets out circumstances, or affirmative defenses, under which a person is not deemed to be trading “on the basis of” material non-public information. The Rule codifies the SEC's position that it need not prove that the trading was “on the basis” of the information. The elements of insider trading and the penalties for such unlawful conduct are discussed below.

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1.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a publicly traded company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company's outside attorneys, accountants, consultants, bank lending officers, and the employees of such organizations where the company expects the outsider to keep the disclosed non-public information confidential and the relationship at least implies such a duty. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of the company's securities. Information that employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security was considered material. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

3.	What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. Information becomes public immediately after it has appeared in public filings, the financial press, wire services, a company (issuer) publication, newspapers, radio or television. For example, information found in a report filed with the Securities and Exchange Commission (“SEC”), or appearing in The Wall Street Journal or other publications of general circulation would be considered public.

4.	Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the

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violation. Penalties include:

•	civil injunctions;
•	treble damages;
•	disgorgement of profits;
•	jail sentences;
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Policy Statement can result in serious sanctions by Atlantis, including dismissal of any person involved.

5.	Procedures to Prevent and Detect Insider Trading

The following procedures have been established to aid the employees of Atlantis in avoiding insider trading, and to aid Atlantis in preventing, detecting, and imposing sanctions against insider trading. Each employee of Atlantis must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the CCO.

A.	Identifying Inside Information

Material non-public information can be obtained from any source (not just traditional “insiders”) and may relate to any type of security (not just equities). In September 2003, the SEC settled an enforcement action in which an adviser had received material non-public information about government securities from a consultant.

Before trading for yourself or others, including any investment company or private account managed by Atlantis, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•	What was the source of the information? Remember that, in addition to traditional “insiders” such as a company’s officers, directors and employees, others may be “insiders” including a company’s accountants, lawyers, investment bankers or consultants. In particular, to the extent that Atlantis may employ consultants to assist in research or other activities, you should consider whether the information provided by such consultants might be material, non-public information. If in doubt, you should take appropriate steps to ensure that information obtained from consultants is not material non-public information.

•	Is the information material? Is this something an investor would consider important in making his or her investment decision? Will the market price of the securities be substantially affected if the information was generally disclosed? Remember that inside information may relate to debt securities, including government issued securities. In the case

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of government issued securities, inside information may include any confidential government information.

•	Is the information non-public? To whom has it been provided? Has it been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation including web-based news publications?

B.	Discuss Your Trading Decision Before the Transaction

If, after consideration of the above, you believe that the information is material and non-public, or if you have any questions as to whether the information is material and non-public, you should take the following steps:

•	Report the matter immediately to the CCO. The CCO may consult with outside counsel to assist in determining whether the information is material and non-public.

•	Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by Atlantis.

•	Do not communicate the information inside or outside Atlantis, other than to outside counsel in the event assistance is needed to determine whether the information is material and non-public.

After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communications, or you will be allowed to trade and communicate the information.

C.	Restricting Access to Material Non-public Information

Information in your possession that you identify as material and non-public may not be communicated to anyone except as referred to above. In addition, care should be taken so that such information is secure - files should be sealed, access to computer files containing non-public information should be restricted.

D.	Resolving Issues Concerning Insider Trading

If doubt remains as to whether information is material and non-public, or if there is any unresolved question as to the applicability or interpretation of the procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

18	Effective as of: October 2012

APPENDIX 1

1.1	Outside Brokers

Access Persons and Supervised Persons are permitted to deal through an outside broker subject to the following conditions:

(i)	As a pre-condition to undertaking dealing, all accounts with outside brokers must be disclosed to the CCO or in respect of AIM(HK)L, his/her designee, the COO, on joining employment. These procedures apply to the accounts of employees and person over whom they can exercise control and influence and the related accounts.

(ii)	Outside brokers must be written to authorizing them to send copies of duplicate contract notes and (where applicable) statements to the CCO or in respect of AIM(HK)L, his/her designee, the COO. If this arrangement is not feasible, employees should provide copies of these documents to the CCO or in respect of AIM(HK)L, his/her designee, the COO, once they have been received.

When a new outside broker account is to be opened, prior approval from the CCO or in respect of AIM(HK)L, his/her designee, the COO, must be sought. Any Access Person or Supervised Person who places personal share dealing orders through a non-disclosed or non-approved outside broker account may face disciplinary action. In connection with the opening by such a Person of a new brokerage account in Hong Kong (or elsewhere) the broker may contact Atlantis directly for its written consent to the opening by that Person of the account. In Hong Kong this is necessary because SFC licensed or registered brokers are required to obtain written consent from the employer if an employee of a licensed corporation wishes to open and maintain a brokerage account with an external broker. Upon receipt of such a request from an external broker, Atlantis may provide written consent, subject to internal approval of new outside broker account. The letter of sent must be signed by the CCO or in respect of AIM(HK)L, his/her designee, the COO (supported by approval of the new broker account) and directly sent to the outside broker. Copies of any such consent letters will also be provided to the Access Person/Supervised Person. The Access Person/Supervised Person is required to confirm to the CCO or in respect of AIM(HK)L, his/her designee, the COO, immediately when a new broker account is opened.

1.2	Prohibited Personal Account Dealings

Access Persons and Supervised Persons may not:

(i)	Buy or sell an investment for their personal accounts within 7 trading days before (if Atlantis or the Person is aware of a forthcoming client transaction) or 7 days after trading in that investment on behalf of a client;

19	Effective as of: October 2012

(ii)	Buy or sell an investment for their personal account within 7 trading days before (if Atlantis or the Person is aware of a forthcoming recommendation) or 7 days after a recommendation on that investment is made or proposed by the Atlantis;

(iii)	Engage in cross trades between the accounts of Access Persons/Supervised Persons and client accounts;

(iv)	Short-sell any securities recommended by Atlantis for purchase;

(v)	Participate in initial public offers available to clients of Atlantis or its connected entities.

Once permission to deal has been granted, an Access Person or a Supervised Person must place his or her order to deal on the same day as the day on which permission to deal is granted, unless the CCO or in respect of AIM(HK)L, his/her designee, the COO, specifically authorizes otherwise. Short-term trading involves higher risks of front-running and abuse of confidential information. Each employee’s personal securities transactions should be for investment purposes, and not for the purpose of generating short-term trading profits. As a result, employees are required to hold all personal investments for at least 60 days, unless prior written approval of the CCO or in respect of AIM(HK)L, his/her designee, the COO, is given for an earlier disposal.

1.3	Procedures for Personal Account Dealings

1.3.1	Pre-dealing approval

Access Persons and Supervised Persons must seek and obtain from the CCO or in respect of AIM(HK)L, his/her designee, the COO, prior permission for all personal account dealings that the Person proposes to transact.

Requests for permission to deal should be submitted in writing to the CCO or in respect of AIM(HK)L, his/her designee, the COO, on an Application for Permission to Deal Form (Form 14) that is to be found annexed to the Atlantis Compliance Manual.

If an Access Person or Supervised Person is away from the office, or is otherwise unable to submit an Application for Permission to Deal Form in person, that Person may seek dealing permission by telephone or e-mail. In making such a request that Person will be deemed to have made the declaration set out in the Application for Permission to Deal Form. Any such grant of permission will be on the basis that the Person submits a confirmatory Application for Permission to Deal Form as soon as practicable thereafter (and failure to do so would be a breach of these rules).

If the CCO or in respect of AIM(HK)L, his/her designee, the COO, approves a dealing request, he/she will endorse this consent at the bottom of the Application for Permission to Deal Form

20	Effective as of: October 2012

and return it to the Access Person/Supervised Person (having taken a copy for Atlantis’s own records). A dealing request approval is valid for the same day when it is given.

Failure to obtain appropriate pre-dealing approval for personal security transaction is a serious breach of Atlantis’s rules. If you fail to obtain pre-clearance, you may be required to cancel, liquid, or otherwise unwind that transaction. In such event, you will be required to bear any loss that occurs.

Whether or not you pre-clear a personal security transaction, if it is later determined that such transaction is in conflict with a client’s interest, you may be required to cancel, liquidate or otherwise unwind your trade without further explanation.

If you have any doubt as to whether the pre-clearance requirement applies to a particular transaction/type of instrument, please check with the CCO before entering into that transaction.

1.3.2	Post-dealing notification

All personal account dealings must be reported to the CCO or in respect of AIM(HK)L, his/her designee, the COO, within 3 trading days after the dealing takes place. Reports of personal account dealings should be made on the Notification of Dealing (Form 15) that is to be found annexed to the Atlantis Compliance Manual. Notification of Dealing Form should, wherever possible, be accompanied by the Contract Note for the transaction.

For transactions which do not require pre-dealing approval, the CCO or in respect of AIM(HK)L, his/her designee, the COO, may require the employee to produce other transaction details

21	Effective as of: October 2012

EXHIBIT A

ATLANTIS INVESTMENT MANAGEMENT (H.K.) LTD.
ATLANTIS INVESTMENT MANAGEMENT LTD.

Initial/Annual Securities Holdings Report

This form must be completed by each Access Person
within 10 days of becoming an Access Person and
on 1 December of each calendar year thereafter.

The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:

Security (including ticker/CUSIP as applicable)	No. of Shares	Principal Amount	Broker/Dealer or Bank Through Whom Account is Held

The chart above (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, and (2) excludes personal securities holdings of securities which are not Reportable Securities.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

Dated:	Signature:

22	Effective as of: October 2012

EXHIBIT B

ATLANTIS INVESTMENT MANAGEMENT (H.K.) LTD.
ATLANTIS INVESTMENT MANAGEMENT LTD.

Quarterly Transactions and Brokerage Account Report

For the Calendar Quarter Ended __________________

This form must be completed by each Access Person
within 30 days following the end of each calendar quarter.

During the quarter referred to above, the following transactions were effected in Reportable Securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Atlantis Code of Ethics:

Security (with ticker/CUSIP as applicable)	Date of Transaction	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Nature of Transaction (Buy, Sell, Other)	Price	Executing Bank or Broker/Dealer

This report (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, and (2) excludes personal securities transactions in securities which are not Reportable Securities.

☐	During the quarter referenced above, I did not establish any new accounts in which securities were held during such quarter for my direct or indirect benefit; OR

☐	During the quarter referenced above, I opened the following account(s) over which I have direct or indirect influence or control and in which securities were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Established

Dated:	Signature:

*	Please list any additional transactions or accounts on reverse or attach additional pages as necessary.

23	Effective as of: October 2012

EXHIBIT C

Access Persons’ Name(s)	Titles*

Supervised Persons’ Name(s) (includes, in addition to all Access Persons, the following):	Titles

*To the extent that any Atlantis policy or procedure requires the actions of an individual serving in a particular position to be reviewed by that particular position (or require reports to be delivered to that particular position), those reports should be received or those actions reviewed by another designated person.

24	Effective as of: October 2012

EXHIBIT D

Form 18

Request for Approval of Outside Business Activities

This form must be completed in advance by each Access Person within 10 days of becoming an Access Person and prior to
assuming any Outside Business Activity

To:	The Chief Compliance Officer or the Chief Operating Officer

Date:

Name and address of organization:

Organization’s primary business purpose:

Is the organization a publicly traded company?

If yes, list the stock symbol:

Describe your anticipated role with the organization:

Describe any compensation you will receive:

25	Effective as of: October 2012

Describe any known relationships between Atlantis and the organization in question, or any conflict(s) of interest you perceive regarding the outside business activity:

List any Employees of Atlantis who you know to be officers or directors of the organization:

If approval is granted, I confirm and agree to:

•	Notify the CCO and COO of any change in the above information;

•	Notify the organization that potential conflicts of interest could arise in relation to my service as a board member, and in that in such instances I am required to recuse myself from voting on such matters;

•	Be subject to “Chinese Wall” procedures in respect of my duties at Atlantis, including but not limited to:

o	physical separation from other Atlantis personnel, with the exception of involvement in necessary management reporting, training and other

26	Effective as of: October 2012

administrative duties, in order to restrict the dissemination of information between myself and other Atlantis personnel;

o	systems segregation, i.e. limiting my computer access to the systems of other Atlantis personnel and vice versa;

o	restricted access to internal, confidential data and research generated by Atlantis; and

o	if appropriate, removal from certain Atlantis internal email distribution lists, as determined by the CCO or COO.

•	Treat information obtained during the course of my Outside Business Activities as material, non-public information, which must not be shared with other Atlantis personnel, unless communication of such information has been specifically approved by the CCO.

•	Adhere to the Insider Trading policies and procedures of Atlantis and, if relevant, the organization in question, and not transfer any non-public information between Atlantis and the organization;

•	Avoid involvement in any arrangement between Atlantis and the entity, and recuse myself of voting, or any other involvement, on such matters; and

•	Recuse myself from voting, or any other involvement, on any matter that would be detrimental to Atlantis’ Clients.

Signature:

Date:

Print Name:

Approval Granted by / Denied by:

Granted:	☐

Denied:	☐

Signature:

Date:

Print Name:

27	Effective as of: October 2012

Exhibit E

Form 8:         Disclosure of Directorships and other Business Interests and Conflicts of Interest

Atlantis Investment Management (Hong Kong) Limited

Atlantis Investment Management Limited

Name of Employee:  __________________________________

Directorships and other Business Interests
Name of the firm/business, as appropriate	Nature of business	Your relationship with the firm/business	Date of Notification to the Compliance Officer	Date of Approval by the Compliance Officer	Effective date of appointment

Conflicts of Interest
Nature of Conflict	Date of Notification to the Compliance Officer	Date of Approval by the Compliance Officer

I hereby certify that as of the date hereof, the above is a complete list of all my directorships, other business interests and conflicts of interest, including any for which I did not obtain the prior written approval of the Chief Compliance Officer or the Chief Operating Officer.

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Signature:

Name:

Date:

29	Effective as of: October 2012

EXHIBIT F

ATLANTIS INVESTMENT MANAGEMENT (H.K.) LTD.
ATLANTIS INVESTMENT MANAGEMENT LTD.

Certification of Compliance

This form must be completed by each Supervised Person
within 10 days of becoming a Supervised Person.

I hereby acknowledge receipt of the Atlantis Code of Ethics which includes the Personal Securities Transactions Policy, the Directorships and Outside Business Activities Policy and the Policy Statement on Insider Trading (“Code”) and any amendments thereto. I hereby certify that I: (i) recently have read the Code (including any amendments thereto); (ii) understand the Code; and (iii) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

Name:
(Please print or type clearly)

Signature:

Date:

30	Effective as of: October 2012